Exhibit 99.1

CONTACT:	Jeff Schweitzer UNIVEST CORPORATION OF PENNSYLVANIA Chief Financial Officer 215-721-2458, schweitzerj@univest.net
FOR IMMEDIATE RELEASE
UNIVEST CORPORATION OF PENNSYLVANIA — UNIVEST NATIONAL
BANK AND TRUST CO. — REPORTS FIRST QUARTER EARNINGS
SOUDERTON, Pa., April 28, 2010 — Univest Corporation of Pennsylvania (NASDAQ: UVSP), parent company of Univest National Bank and Trust Co. of Souderton, Pa., today announced financial results for the first quarter. Univest reported net income of $3.0 million or $0.18 diluted earnings per share for the quarter ended March 31, 2010, compared to $1.5 million or $0.09 diluted earnings per share in the previous quarter ended December 31, 2009 and $3.8 million or $0.30 diluted earnings per share for the comparable period in the prior year.
Deposits
Total non-time deposits increased $28.0 million during the quarter. The increase consisted of an increase of $4.2 million in non-interest bearing deposits and $23.8 million in NOW, money market and savings accounts. These increases were offset by a decline in time deposits of $19.6 million.
Loans
Gross loans and leases increased slightly by $1.8 million during the quarter primarily due to less credit demand and utilization of lines by businesses responding to the current economic environment.
Net Interest Income and Margin
Net interest income of $17.1 million in the first quarter of 2010 increased $760 thousand, or 4.65%, over the first quarter of 2009. The net interest margin on a tax-equivalent basis for the first quarter of 2010 increased 30 basis points to 3.99% from 3.69% for the fourth quarter ended December 31, 2009 and 23 basis points compared to 3.76% for the first quarter of 2009. The increase in the net interest income and the net interest margin can be attributed to declines in the cost of interest-bearing liabilities, primarily time deposits and Federal Home Loan Bank (FHLB) borrowings, exceeding the declines in yields on total interest-earning assets. The Corporation has continued to experience core deposit growth which has allowed the Corporation to continue to repay its maturing FHLB advances reducing FHLB advances from $92 million at December 31, 2009 to $64 million at March 31, 2010.

Non-Interest Income
Total non-interest income, excluding the impact of other-than-temporary impairments on the Corporation’s bank equity portfolio, increased 11.71% for the quarter ended March 31, 2010 compared to the quarter ended March 31, 2009. For the quarter ended March 31, 2010, Univest reported total non-interest income of $8.2 million compared to $6.2 million for the comparable period in the prior year. This is attributed to increased fee income across each revenue source and reduced costs related to other-than-temporary impairment charges. Univest recorded other-than-temporary impairment charges on certain bank equity securities in the first quarter of 2010 of $5 thousand compared to charges of $1.2 million in the first quarter of 2009.
Non-Interest Expense
Non-interest expense for the first quarter of 2010 compared to the first quarter of 2009 increased $1.6 million or 10.17%, primarily due to increases in salaries and benefits expenses of $379 thousand due to investments in personnel to grow the Corporation’s mortgage banking and commercial lending capabilities and increases of $521 thousand in marketing and advertising expenses to support a major brand campaign to position the Corporation to take advantage of the disruption in its markets. Other increases occurred as a result of increased audit expenses and legal fees for nonperforming loan activity.
Asset Quality and Provision for Loan and Lease Losses
Nonaccrual loans and leases were $34.9 million at March 31, 2010 compared to $33.5 million at December 31, 2009 and $3.7 million at March 31, 2009. Nonperforming loans and leases as a percentage of total loans and leases equaled 2.58% at March 31, 2010 compared to 2.65% at December 31, 2009 and 0.45% at March 31, 2009. The provision for loan and lease losses was $4.9 million for the first quarter of 2010 compared to $7.4 million for the quarter ended December 31, 2009 and $2.2 million for the quarter ended March 31, 2009. As a result of the increased provision year-over-year, the allowance for loan and lease losses as a percentage of total loans and leases increased to 1.90% at March 31, 2010 from 1.74% at December 31, 2009 and 1.01% at March 31, 2009. The allowance for loan and lease losses to nonperforming loans and leases equaled 73.45% at March 31, 2010 which increased from 65.54% at December 31, 2009. The allowance for loan and lease losses to nonperforming loans and leases was 225.39% at March 31, 2009.
Capital
Univest continues to remain well-capitalized at March 31, 2010. Univest’s total risk-based capital at December 31, 2009 was 15.78%, well in excess of the regulatory minimum for well capitalized status of 10% for total risk-based capital.

Dividend
On April 1, 2010, Univest Corporation paid a quarterly cash dividend of $0.20 per share, which represented a 4.36% annualized yield based on the closing price of Univest’s stock on the date the dividend was paid.
About Univest Corporation
Headquartered in Souderton, Pa., Univest Corporation of Pennsylvania (www.univest.net) and its subsidiaries serve the financial needs of residents, businesses, and nonprofit organizations in Bucks, Chester, Montgomery and Lehigh counties.  Univest National Bank and Trust Co., member FDIC and Equal Housing Lender, offers customers 32 financial service centers, 12 retirement financial services centers, and 38 ATM locations throughout the region, and is the parent company of Univest Capital, Inc., a small ticket commercial finance business;  Univest Insurance, Inc., an independent insurance agency headquartered in Lansdale, Pa., which serves commercial and personal customers; and  Univest Investments, Inc., Member FINRA and SIPC, a full-service broker-dealer and investment advisory firm. For more information on Univest Corporation of Pennsylvania and its subsidiaries, please visit www.univest.net.
# # #
This press release of Univest Corporation and the reports Univest Corporation files with the Securities and Exchange Commission often contain “forward-looking statements” relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets and products of Univest Corporation. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause Univest Corporation’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among financial institutions; (2) changes in the interest rate environment that may reduce net interest margins; (3) changes in prepayment speeds, loan sale volumes, charge-offs and loan loss provisions; (4) general economic conditions; (5) legislative or regulatory changes that may adversely affect the businesses in which Univest Corporation is engaged; (6) technological issues which may adversely affect Univest Corporation’s financial operations or customers; (7) changes in the securities markets or (8) risk factors mentioned in the reports and registration statements Univest Corporation files with the Securities and Exchange Commission. Univest Corporation undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

Univest Corporation of Pennsylvania
Consolidated Selected Financial Data
March 31, 2010
(Dollars in thousands)
Balance Sheet (Period End)

	03/31/10	12/31/09	09/30/09	06/30/09	03/31/09
Assets	$2,064,822	$2,085,421	$2,117,849	$2,086,821	$2,065,901
Securities	436,368	420,045	472,491	425,774	410,357
Loans held for sale	1,165	1,693	1,439	1,119	5,072
Loans and leases, gross	1,427,805	1,425,980	1,451,128	1,464,886	1,450,420
Allowance for loan and lease losses	27,065	24,798	21,945	18,824	14,720
Loans and leases, net	1,400,740	1,401,182	1,429,183	1,446,062	1,435,700
Total deposits	1,572,681	1,564,257	1,536,903	1,565,076	1,573,052
Non-interest bearing deposits	246,909	242,691	226,395	222,877	218,148
NOW, Money Market and Savings	894,799	871,024	812,122	833,825	819,659
Time deposits	430,973	450,542	498,386	508,374	535,245
Borrowings	187,637	214,063	267,821	265,457	245,962
Shareholders’ equity	267,850	267,807	268,052	208,358	206,238
Balance Sheet (Average)

	For the three months ended,
	03/31/10	12/31/09	09/30/09	06/30/09	03/31/09
Assets	$2,038,739	$2,096,945	$2,098,964	$2,077,565	$2,059,965
Securities	409,188	454,096	447,925	413,142	419,995
Loans and leases, gross	1,420,830	1,438,880	1,456,446	1,471,243	1,446,157
Deposits	1,537,676	1,553,308	1,547,436	1,560,317	1,555,964
Shareholders’ equity	269,030	267,645	240,267	208,321	204,544
Asset Quality Data (Period End)

	03/31/10	12/31/09	09/30/09	06/30/09	03/31/09
Nonaccrual loans and leases	$34,856	$33,498	$33,116	$5,762	$3,675
Accruing loans and leases 90 days or more past due	303	726	644	1,839	2,109
Troubled debt restructured	1,691	3,611	3,216	3,324	747
Other real estate owned	2,453	3,428	3,330	2,812	2,824
Nonperforming assets	39,303	41,263	40,306	13,737	9,355
Allowance for loan and lease losses	27,065	24,798	21,945	18,824	14,720
Nonperforming loans and leases / Loans and leases	2.58%	2.65%	2.55%	0.75%	0.45%
Allowance for loan and lease losses / Loans and leases	1.90%	1.74%	1.51%	1.29%	1.01%
Allowance for loan and lease losses / Nonperforming loans	73.45%	65.54%	59.35%	172.30%	225.39%

	For the three months ended,
	03/31/10	12/31/09	09/30/09	06/30/09	03/31/09
Net loan and lease charge-offs	$2,628	$4,595	$2,807	$1,249	$554
Net loan and lease charge-offs (annualized)/Average loans and leases	0.75%	1.27%	0.76%	0.34%	0.16%

Univest Corporation of Pennsylvania
Consolidated Selected Financial Data
March 31, 2010
(Dollars in thousands, except per share data)

	For the three months ended,
For the period:	03/31/10	12/31/09	09/30/09	06/30/09	03/31/09
Interest income	$22,485	$23,184	$24,244	$24,529	$24,402
Interest expense	5,380	6,409	6,901	7,356	8,057

Net interest income	17,105	16,775	17,343	17,173	16,345
Provision for loan and lease losses	4,895	7,449	5,928	5,353	2,156

Net interest income after provision	12,210	9,326	11,415	11,820	14,189
Noninterest income:
Trust fee income	1,500	1,461	1,325	1,325	1,425
Service charges on deposit accounts	1,782	1,986	1,745	1,692	1,613
Investment advisory commission and fee income	1,056	1,025	876	766	760
Insurance commissions and fee income	2,243	1,514	1,470	1,964	2,133
Bank owned life insurance income	332	351	405	408	157
Other-than-temporary impairment	(5)	(761)	(47)	(223)	(1,177)
Net gain (loss) on sales of securities	49	1,023	112	(22)	37
Gain on sales of loans held for sale	360	891	401	669	261
Other income	890	1,329	811	1,247	965

Total noninterest income	8,207	8,819	7,098	7,826	6,174
Noninterest expense
Salaries and benefits	9,811	9,755	8,818	9,417	9,432
Premises and equipment	2,292	2,138	2,216	2,125	2,233
Deposit insurance premiums	597	599	526	1,477	583
Other expense	4,379	4,976	4,003	3,771	3,255

Total noninterest expense	17,079	17,468	15,563	16,790	15,503

Income before taxes	3,338	677	2,950	2,856	4,860
Applicable income taxes	368	(845)	197	187	1,024

Net income	$2,970	$1,522	$2,753	$2,669	$3,836

Per Common Share Data:
Book value per share	$16.17	$16.27	$16.30	$16.00	$15.87
Net income per share:
Basic	$0.18	$0.09	$0.19	$0.21	$0.30
Diluted	$0.18	$0.09	$0.19	$0.21	$0.30
Dividends per share	$0.20	$0.20	$0.20	$0.20	$0.20
Weighted average shares outstanding	16,535,461	16,464,824	13,635,961	13,023,148	12,977,369
Period end shares outstanding	16,561,807	16,465,083	16,442,021	13,023,704	12,996,291

Univest Corporation of Pennsylvania
Consolidated Selected Financial Data
March 31, 2010

	For the three months ended,
	03/31/10	12/31/09	09/30/09	06/30/09	03/31/09
Profitability Ratios (annualized)

Return on average assets	0.59%	0.29%	0.52%	0.52%	0.76%
Return on average shareholders’ equity	4.48%	2.26%	4.55%	5.14%	7.61%
Net interest margin (FTE)	3.99%	3.69%	3.82%	3.87%	3.76%
Efficiency ratio (1)	64.33%	65.36%	60.58%	63.96%	65.70%

Capitalization Ratios

Dividends paid to net income	111.55%	216.43%	119.47%	97.60%	67.75%
Shareholders’ equity to assets (Period End)	12.97%	12.84%	12.66%	9.98%	9.98%
Tangible common equity to tangible assets	10.55%	10.44%	10.28%	7.49%	7.47%

Regulatory Capital Ratios (Period End)

Tier 1 leverage ratio	11.82%	11.46%	11.51%	8.86%	8.89%
Tier 1 risk-based capital ratio	14.44%	14.41%	14.12%	10.65%	10.72%
Total risk-based capital ratio	15.78%	15.76%	15.47%	11.89%	11.74%

(1)	Total operating expenses to net interest income before loan loss provision plus non-interest income adjusted for tax equivalent income.

Distribution of Assets, Liabilities and Shareholders’ Equity: Interest Rates and Interest Differential

	For the Three Months Ended March 31,
	2010			2009
	Average	Income/	Average	Average	Income/	Average
Tax Equivalent Basis	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Interest-earning deposits with other banks	$14,293	$11	0.31%	$3,333	$3	0.37%
U.S. Government obligations	114,164	742	2.64	94,844	982	4.20
Obligations of state and political subdivisions	106,634	1,739	6.61	100,450	1,712	6.91
Other debt and equity securities	188,390	2,019	4.36	224,701	2,834	5.11
Federal funds sold	—	—	—	233	—	—

Total interest-earning deposits, investments and federal funds sold	423,481	4,511	4.32	423,561	5,531	5.30

Commercial, financial, and agricultural loans	409,663	4,666	4.62	396,127	4,567	4.68
Real estate—commercial and construction loans	524,084	7,561	5.85	502,111	7,278	5.88
Real estate—residential loans	260,959	2,858	4.44	310,926	3,718	4.85
Loans to individuals	47,509	798	6.81	53,275	941	7.16
Municipal loans and leases	97,448	1,425	5.93	85,899	1,315	6.21
Lease financings	81,167	1,723	8.61	97,819	2,044	8.47

Gross loans and leases	1,420,830	19,031	5.43	1,446,157	19,863	5.57

Total interest-earning assets	1,844,311	23,542	5.18	1,869,718	25,394	5.51

Cash and due from banks	31,621			31,184
Reserve for loan losses	(26,579)			(13,669)
Premise and equipment, net	34,859			32,495
Other assets	154,527			140,237

Total assets	$2,038,739			$2,059,965

Liabilities:
Interest-bearing checking deposits	$171,978	$57	0.13	$155,147	$87	0.23
Money market savings	279,912	317	0.46	327,777	644	0.80
Regular savings	415,934	781	0.76	319,497	779	0.99
Time deposits	434,166	3,065	2.86	541,795	4,902	3.67

Total time and interest-bearing deposits	1,301,990	4,220	1.31	1,344,216	6,412	1.93

Securities sold under agreements to repurchase	95,841	117	0.50	75,513	118	0.63
Other short-term borrowings	71,266	685	3.90	74,762	361	1.96
Long-term debt	5,746	47	3.32	83,967	838	4.05
Subordinated notes and capital securities	25,494	311	4.95	26,998	328	4.93

Total borrowings	198,347	1,160	2.37	261,240	1,645	2.55

Total interest-bearing liabilities	1,500,337	5,380	1.45	1,605,456	8,057	2.04

Demand deposits, non-interest bearing	235,686			211,748
Accrued expenses and other liabilities	33,686			38,217

Total liabilities	1,769,709			1,855,421

Shareholders’ Equity
Common stock	91,332			74,370
Capital surplus	61,420			22,793
Retained earnings and other equity	116,278			107,381

Total shareholders’ equity	269,030			204,544

Total liabilities and shareholders’ equity	$2,038,739			$2,059,965

Net interest income		$18,162			$17,337

Net interest spread			3.73			3.47
Effect of net interest-free funding sources			0.26			0.29

Net interest margin			3.99%			3.76%

Ratio of average interest-earning assets to average interest-bearing liabilities equity	122.93%			116.46%

Notes:	For rate calculation purposes, average loan and lease categories include unearned discount.

Nonaccrual loans and leases have been included in the average loan and lease balances.

Loans held for sale have been included in the average loan balances.

Tax-equivalent amounts for the three months ended March 31, 2010 and 2009 have been calculated using the Corporation’s federal applicable rate of 35.0%.